Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Star Equity Holdings, Inc.

Old Greenwich, Connecticut

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2022, except for Note 1, Healthcare Service Revenue Recognition and Healthcare Product and Product-Related Revenue Recognition paragraphs of Note 2, Note 4 and Note 15 which is dated June 17, 2022, relating to the consolidated financial statements of Star Equity Holdings, Inc. (the “Company”) appearing in the Company’s Current Report on Form 8-K filed on June 17, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

San Diego, California

June 21, 2022